Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237648

May 4, 2020

PROSPECTUS

21,946,429 Shares of Common Stock

This prospectus covers up to 21,946,429 shares of our common stock that may be offered for resale or otherwise disposed of by the selling stockholder set forth under the caption "Selling Stockholder" beginning on page 11 of this prospectus, including their pledges, assignees or successors-in-interest.

The shares offered for resale consist of shares underlying the Senior Convertible Note (the "Senior Convertible Note") issued by us in a private placement in March 2020 (the "Private Placement").

We will not receive any proceeds from the sale or other disposition of the shares of common stock by the selling stockholder.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PHUN.” On May 1, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.6737 per share.

We are an "emerging growth company," as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, offer and sell the shares of common stock described in this prospectus. This prospectus provides you with a general description of the securities which may be offered.

The registration statement that contains this prospectus (including the exhibits thereto) contains additional important information about us and the securities we may offer under this prospectus. It is important for you to read and consider all information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements before making a decision to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in, “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” You should also read and consider and consider the additional information contained in the documents we have incorporated into this prospectus by reference.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or amendment hereto. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Phunware design logo and the Phunware mark appearing in this prospectus are the property of Phunware, Inc. Trade names, trademarks and service marks of other companies that may appear in this prospectus or any prospectus supplement are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “our company,” “the Company,” or “Phunware” refer to Phunware, Inc. and its subsidiaries.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus, including all documents incorporated by reference, carefully, especially the “Risk Factors” contained in any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus, and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision with respect to our securities. Please see the sections titled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus.

Overview
Phunware Inc. is a provider of the Multiscreen-as-a-Service (“MaaS”) platform, a fully integrated enterprise cloud platform for mobile that provides companies the products, solutions, data and services necessary to engage, manage and monetize their mobile application portfolios and audiences at scale. According to Comscore’s 2019 Mobile App Report, consumers in the U.S. spend 77% of their time online on a mobile device, and 89% of that time is spent in mobile apps (vs. mobile web). Given this reality, brands must establish a strong identity on mobile, especially on devices and platforms specific to the Apple iOS and Google Android operating systems and ecosystems. Phunware helps brands define, create, launch, promote, monetize and scale their mobile identities as a means to anchor the consumer journey and improve brand interactions. Our MaaS platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship.
Our MaaS platform allows for the licensing and creation of category-defining mobile experiences for brands and their application users worldwide. We have successfully expanded our addressable market reach into various important and fast-growing markets: mobile cloud software, media and data. Since our founding in 2009, we have amassed a database of proprietary Phunware IDs. Phunware IDs are unique identifiers assigned to a mobile device when it becomes first visible across our network of mobile application portfolios. We measure and accumulate Phunware IDs every month through queries that count unique devices that access our mobile application portfolio across our network of mobile applications that we have developed and/or support. The data collected from our Phunware IDs contributes to our application transaction and data subscription services revenue product lines by helping companies and brands boost campaign performance, target high-value users, maximize conversions and optimize spend.
Our business model includes a combination of subscription, transaction and service offerings that enable customers to engage, manage and monetize their mobile application portfolios throughout the mobile application lifecycle, which occurs in four phases:
•Strategize — We help brands define the application experience and determine the operating systems, feature sets and use cases they want their mobile application to support.
•Create — We help brands build, buy or lease their application portfolio.
•Launch — We help brands launch their applications and build their mobile audience.
•Engage, Monetize and Optimize — We help brands activate, monetize and optimize their mobile application portfolios.

We offer our platforms as Software-as-a-Service (“SaaS”), application transactions media and data licensing. Our business model includes recurring subscriptions, often as one-year to five-year software or data licenses, or transaction-based media insertion orders and application development services.

For a description of our business, financial condition, results of operations and other important information regarding our company, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see "Incorporation of Certain Information by Reference" and “Where You Can Find More Information.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, located at One State Street Plaza, 30th Floor, New York, NY 10004-1561.

Corporate Information

The mailing address and telephone number of the Company is:

Phunware Inc.
7800 Shoal Creek Boulevard
Suite 230-S
Austin, Texas 78757
(512) 693-4199

THE OFFERING

Common stock offered by the selling stockholder	21,946,429 shares(1)

Common stock outstanding prior to the offering	40,700,206 shares(2)(3)

Common stock outstanding after the offering	62,646,635 shares(3)(4)

Use of proceeds
We will not receive any proceeds from the sale of our securities offered by the selling stockholder under this prospectus. All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholder, or its pledgees, assignees or successors-in-interest. See "Use of Proceeds" beginning on page 10 of this prospectus.

Nasdaq Capital Market ticker symbol	PHUN

Risk Factors
See "Risk Factors" beginning on page 5 of this prospectus and the other information in or incorporated by reference into this prospectus for a discussion on the factors you should consider before making an investment decision.

(1)
This amount is an estimate of the number of shares of our common stock underlying the Senior Convertible Note, with such amount equal to those issuable to the selling stockholder upon conversion of the Senior Convertible Note, with such amount equal to the maximum number of shares issuable upon conversion of the Senior Convertible Note, assuming for purposes hereof that (x) the Senior Convertible Note is convertible at $0.154 per share, the conversion floor price, and (y) interest on the Senior Convertible Note accrues through December 31, 2021, without taking into account the limitations on the conversion of the Senior Convertible Note as described elsewhere in this prospectus. The actual number of shares issued upon conversion of the Senior Convertible note may be more or less than this amount. See "Risk Factors" and "Private Placement of the Senior Convertible Note" below.

(2)	Based on the outstanding shares of our common stock as of April 30, 2020.
(3)	This amount does not include:
•2,347,826 shares reserved for issuance upon the conversion of certain convertible notes initially offered in a private placement during 2019;
• 3,836,112 shares of our common stock issuable upon the exercise of warrants outstanding as of April 30, 2020, with a weighted-average exercise price of $11.25 per share;

•1,380,207 shares of our common stock reserved for future issuance under our 2009 Equity Incentive Plan (the “2009 Plan”) as of April 30, 2020. The shares reserved for issuance under the 2009 Plan that expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the 2009 Plan that are forfeited to or repurchased by us may be added to the 2018 Plan (defined below);

•3,124,460 shares of our common stock representing unvested stock awards under our 2018 Equity Incentive Plan (the "2018 Plan) as of April 30, 2020;

•713,840 shares of our common stock reserved for issuance and not subject to outstanding awards under the 2018 Plan (exclusive of the 2009 Plan shares that may be added as noted above) as of April 30, 2020; and

•272,942 shares of our common stock reserved for issuance pursuant to our 2018 Employee Stock Purchase Plan.
(4)	This amount includes the estimated 21,946,429 shares of our common stock underlying the Senior Convertible Note.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the following risk factors, please see the Risk Factors set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K and other filings we make with the SEC, which are incorporated by reference in this prospectus. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Risks Related to the Company

Our certificate of incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or Exchange Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Phunware, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim against us governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The foregoing exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Act or Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, our certificate of incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions, provided, however, that the provision will not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and stockholders of the Company will not be deemed to have waived the Company’s compliance with these laws, rules and regulations.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements include, but are not limited to, statements regarding our industry, future events, future opportunities for our company, estimates of our total addressable market, and projections of customer savings. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding our business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which we operate, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which we operate; adverse litigation developments; inability to refinance existing debt on favorable terms; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of our management team; uncertainty as to the long-term value of Phunware, Inc. common stock; the inability to realize the expected amount and timing of cost savings and operating synergies; those discussed in the Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors,” as updated from time to time by the Quarterly Reports on Form 10-Q and other documents we file with the SEC. There may be additional risks that we presently know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide our expectations, plans or forecasts of future events and views as of the date of this communication. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this communication.

PRIVATE PLACEMENT OF THE SENIOR CONVERTIBLE NOTE

On March 19, 2020, Phunware, Inc. entered into a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor and consummated the sale to such investor of a Senior Convertible Note, with an initial principal amount of $3 million (the “Senior Convertible Note”) for a cash purchase price of $2,760,000 (reflecting an original issue discount of $240,000) in a private placement (the “Private Placement”) that closed on March 20, 2020.

Canaccord Genuity LLC (“Canaccord”) was engaged as the sole placement agent for the offering of the Senior Convertible Note. Canaccord received a placement agent fee of $165,600 at the closing of the Private Placement, representing 6.0% of the gross cash proceeds at the closing. After deducting the placement agent fee and our estimated expenses associated with the Private Placement, our estimated net cash proceeds at the closing were approximately $2,371,000.

Purchase Agreement

The Purchase Agreement contains certain representations and warranties, covenants and indemnities customary for similar transactions. Under the Purchase Agreement, we also agreed to the following additional covenants:

•During the period through and including the 60th trading day after issuance of the Senior Convertible Note, we may not issue, offer, sell or grant any equity or equity-linked security, subject to certain limited exceptions.
•So long as the Senior Convertible Note remains outstanding, we will not effect or enter an agreement to effect any variable rate transaction.
•We also agreed to hold a stockholder meeting by no later than December 31, 2020, to approve resolutions authorizing the issuance of shares of our common stock under the Senior Convertible Note for the purposes of compliance with the stockholder approval rules of The Nasdaq Stock Market (“Nasdaq”). We will be obligated to continue to seek stockholder approval quarterly until such approval is obtained.

In addition, we granted the Investor participation rights in future equity and equity-linked offerings of securities during the two years after the closing in an amount of up to 30% of the securities being sold in such offerings.

Senior Convertible Note

General

The Senior Convertible Note was issued to the Investor on March 20, 2020, bears interest at a rate of 7% per annum and matures on December 31, 2021 (subject to extension in certain circumstances, including bankruptcy and outstanding events of default).

Amortization

Starting on April 30, 2020 and on the last trading day of the month for each month thereafter, and on the maturity date (each, an “Installment Date”), unless deferred or accelerated as described below, the Company is required to make monthly amortization payments equal to 1/20th of the initial principal and interest of the Senior Convertible Note payable (the “Installment Amount”), which, subject to the satisfaction of certain equity conditions set forth in the Senior Convertible Note, shall be satisfied in shares of our common stock (each, an “Installment Conversion”) at a conversion price equal to the lower of (x) the conversion price then in effect and (y) the greater of the Floor Price (as defined in the Senior Convertible Note) and 85% of the lowest volume weighted average price in the 10 days prior to the Installment Date or, at our option, may be satisfied in cash at a redemption price equal to 105% of such Installment Amount (each, an “Installment Redemption”). Shares to be issued with respect to any such installment will be predelivered on the second (2nd) trading day after the applicable Installment Notice Date (as defined in the Senior Convertible Note) with a true-up on the applicable Installment Date.

Notwithstanding the foregoing, the noteholder may, at its sole option, elect to defer any Installment Amount until a subsequent Installment Date selected by the noteholder and may also elect to accelerate the conversion of future Installment Amounts to the current Installment Date, so long as such accelerated amount does not exceed three times any applicable Installment Amount.

Interest

The Senior Convertible Note accrues interest at the rate of 7% per annum and, upon any conversion or redemption, shall include a make-whole of interest from such date of determination through the maturity date. After the occurrence and during the continuance of an Event of Default (as defined in the Senior Convertible Note), the Senior Convertible Note will accrue interest at the rate of 18.0% per annum. See “—Events of Default” below.

Conversion; Alternate Conversion upon Event of Default

The Senior Convertible Note is convertible, at the option of the noteholder, into shares of our common stock at a conversion price of $3.00 per share. The conversion price is subject to full ratchet antidilution protection upon any subsequent transaction at a price lower than the conversion price then in effect and standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If we enter into any agreement to issue (or issue) any variable rate securities, the noteholder has the additional right to substitute such variable price (or formula) for the conversion price.

If an Event of Default has occurred under the Senior Convertible Note, the noteholder may elect to alternatively convert the Senior Convertible Note (including the 15% premium that would otherwise be payable in a cash acceleration thereof) at an alternate conversion price equal to the lower of (x) the conversion price then in effect and (y) the greater of the Floor Price (as defined in the Senior Convertible Note) and 85% of the lowest volume weighted average price in the 10 days prior to the applicable conversion date.

Conversion Limitation and Exchange Cap

The noteholder will not have the right to convert any portion of a Senior Convertible Note, to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. The noteholder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In addition, unless we obtain the approval of our stockholders as required by Nasdaq, we are prohibited from issuing any shares of common stock upon conversion of the Senior Convertible Note or otherwise pursuant to the terms of the Senior Convertible Note, if the issuance of such shares of common stock would exceed 19.99% of our outstanding shares of common stock as of March 20, 2020 or otherwise exceed the aggregate number of shares of common stock which we may issue without breaching our obligations under the rules and regulations of Nasdaq.

Events of Default

The Senior Convertible Note includes certain customary Events of Default, including, among other things, the breach of the financial covenant described in “—Covenants” below and the termination of Alan Knitowski, our Chief Executive Officer and Randall Crowder, our Chief Operating Officer, by the Company for any reason other than such person’s death, disability or willful misconduct.

In connection with an Event of Default, the noteholder may require us to redeem in cash any or all of the Senior Convertible Note. The redemption price will equal 115% of the outstanding principal of the Senior Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, or an amount equal to market value of the shares of our common stock underlying the Senior Convertible Note, as determined in accordance with the Senior Convertible Note, if greater.

Change of Control

In connection with a Change of Control (as defined in the Senior Convertible Note), a noteholder may require us to redeem all or any portion of the Senior Convertible Note. The redemption price per share will equal the greatest of (i) 115% of the outstanding principal of the Senior Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, (ii) 115% of the market value of the shares of our common stock underlying the Senior Convertible Note, as determined in accordance with the Senior Convertible Note, and (iii) 115% of the aggregate cash consideration that would have been payable in respect of the shares of our common stock underlying the Senior Convertible Note, as determined in accordance with the Senior Convertible Note.

Subsequent Placement Optional Redemption

At any time after the earlier of the date a noteholder becomes aware of any placement by us of equity or equity-linked securities or the date of consummation of such a placement with net proceeds in the aggregate exceeding $5,000,000, subject to certain limited exceptions, the noteholder will have the right to have us redeem a portion of the Senior Convertible Note not in excess of 30% of the net proceeds from such placement at a redemption price of 110% of the portion of the Senior Convertible Note subject to redemption. If the noteholder is participating in any such placement, the noteholder may apply the redemption amount against the purchase price of the securities in such placement.

Covenants

We will be subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. We also will be subject to a financial covenant that requires us to maintain available cash in the amount of $200,000 at the end of each fiscal quarter.

Company Redemption Rights

At any time on or prior to May 19, 2020, we may redeem the Senior Convertible Note at a price equal to 100% of the outstanding principal of the Senior Convertible Note (or, if greater, the market value of the shares underlying the Senior Convertible Note) to be redeemed, and accrued and unpaid interest and unpaid late charges thereon. Thereafter, the Company’s optional redemption price will equal 110% of the outstanding principal of the Senior Convertible Note (or, if greater, the market value of the shares underlying the Senior Convertible Note) to be redeemed, and accrued and unpaid interest and unpaid late charges thereon.

Registration Right Agreement

Pursuant to a Registration Rights Agreement, dated as of March 20, 2020 (the “Registration Rights Agreement”) between the investor and us, we have granted certain registration rights to the noteholder. The Registration Rights Agreement requires us to have the registration statement of which this prospectus form a part declared effective by June 18, 2020. It also grants the investor customary “piggyback” registration rights. If we fail to have the registration statement declared effective by the deadline above, or if certain other conditions relating to the availability of the registration statement and current public information are not met, we will pay certain Registration Delay Payments to the noteholder (as defined in the Registration Rights Agreement).

Additional Information

The foregoing is only a summary of the material terms of the Purchase Agreement, the Senior Convertible Note, the Registration Rights Agreement and the other transaction documents, and does not purport to be a complete description of the rights and obligations of the parties thereunder.

The summary of the Purchase Agreement, the Senior Convertible Note and the Registration Rights Agreement is qualified in its entirety by reference to the forms of such agreements, which are incorporated as exhibits to the Registration Statement of which this prospectus form a part and are incorporated herein by reference.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our securities offered by the selling stockholder under this prospectus. All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholder, or its pledgees, assignees or successors-in-interest.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are those issuable to the selling stockholder upon conversion of the Senior Convertible Note. For additional information regarding the issuance of the note, see “Private Placement of Senior Convertible Note” above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Senior Convertible Note issued pursuant to the Securities Purchase Agreement, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on their ownership of shares of common stock and Senior Convertible Note, as of April 30, 2020, assuming conversion of the Senior Convertible Note held by such selling stockholder on that date but taking account of any limitations on conversion set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder and does not take in account any limitations on conversion of the Senior Convertible Note set forth therein.

In accordance with the terms of a registration rights agreement with the holder of the Senior Convertible Note, this prospectus generally covers the resale of the sum of the maximum number of shares of common stock issued or issuable pursuant to the Senior Convertible Note, including payment of interest on the Senior Convertible Note through December 31, 2021, determined as if the outstanding Senior Convertible Note (including interest on the note through December 31, 2021) were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at the conversion floor price of $0.154 per share. Because the conversion price of the Senior Convertible Note may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the Senior Convertible Note, a selling stockholder may not convert the Senior Convertible Note to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)(3)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Shares	Percent		Shares	Percent
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(2)	2,137,606	4.99%	21,946,429	—	—

(1)   The percentage of ownership before the offering is calculated based on 40,700,206 shares outstanding as of April 30, 2020. The percentage of ownership after the offering assumes the issuance of all of the shares underlying the Senior Convertible Note that are offered for resale hereby, and the sale by such selling stockholder of all of the shares offered for resale hereby.

(2) Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, (“Alto Opportunity Master Fund B”), has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund B. Waqas Khatri is the managing member of Ayrton Capital LLC and in his capacity as director of Alto Opportunity Master Fund B, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund B. Mr. Khatri disclaims any beneficial ownership of these shares. The address of Ayrton Capital, LLC is 222 Broadway, 19th Floor, New York, NY 10038.

(3) The beneficial ownership of Alto Opportunity Master Fund B consists entirely of shares underlying the Senior Convertible Note. The amounts set forth in the table reflect the application of the 4.99% limitation and assume the immediate conversion of the Senior Convertible Note at the alternate conversion price. Without giving effect to the 4.99% limitation, and assuming that all future interest and principal is paid in shares of our common stock on each scheduled payment date prescribed by the Senior Convertible Notes, the maximum number of shares into which the Senior Convertible Notes held by Alto Opportunity Master Fund B would be convertible would be approximately: (i) 6,518,322 shares of common stock, based on an assumed price of $0.5185 per share, the alternative conversion price under the Senior Convertible Note, and (ii) 21,946,429 shares of common stock, based on an assumed price of $0.154 per share, the Floor Price under the Senior Convertible Note.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Senior Convertible Note to permit the resale of these shares of common stock by the holder of the note from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions other than those on these exchanges or systems or in the over-the-counter market;
•through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales made after the date the Registration Statement is declared effective by the SEC;
•broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the note or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholder(s) to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder(s) and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities to be offered hereby will be passed upon for us by our counsel, Winstead PC, Austin, Texas. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Phunware, Inc. as of and for the years ended December 31, 2019 and 2018 included in our Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference in this prospectus, have been audited by Marcum LLP, an independent registered public accounting firm, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing. As set forth in their report thereon, (i) an explanatory paragraph describing conditions that raise substantial doubt about Phunware’s ability to continue as a going concern for each of the two years in the period ended December 31, 2019 and (ii) an explanatory paragraph describing a change in accounting principle related to the adoption of Accounting Standards Codification No. 606.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about our company by referring you to another document filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered to be a part of this prospectus. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus. We hereby incorporate by reference the following documents into this prospectus:

●	Our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 30, 2020;
●	Our Current Reports on Form 8-K as filed with the SEC on January 2, 2020, January 10, 2020, March 23, 2020, April 1, 2020, April 16, 2020 and April 17, 2020;
●	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on August 18, 2016 pursuant to Section 12(b) of the Exchange Act, which description has been updated most recently in the Registrant’s prospectus filed with the SEC on November 14, 2018 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4, as amended.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), after the date of this prospectus and before the termination or completion of this offering (including all such documents filed with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our investor relations website at http://investors.phunware.com or by writing, e-mailing or calling us at the following address or telephone number:

Phunware, Inc.
Attention: Investor Relations
7800 Shoal Creek Blvd., Suite 230-S
Austin, Texas 78757
investorrelations@phunware.com
(512) 394-6837

Due to recent government mandate related to the COVID-19 pandemic, our Austin, Texas headquarters are currently not staffed to regularly receive correspondence via mail. For faster response, requests for documents incorporated by reference can me made via email to investorrelations@phunware.com.

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

The Company files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s filings with the SEC, including this prospectus, over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

We also make available free of charge on the Investors section of our website, http://www.phunware.com, all materials that we file electronically with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

21,946,429 Shares of Common Stock

May 4, 2020

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.